OPHTHALMIC IMAGING SYSTEMS

221 LATHROP WAY, SUITE I
SACRAMENTO, CA 95815

CONTACTS:
GIL ALLON, CEO
ARIEL SHENHAR, CFO
(916) 646-2020
INVESTOR RELATIONS
TODD FROMER / GARTH RUSSELL
KCSA Worldwide
212-896-1215 / 212-896-1250

OPHTHALMIC IMAGING SYSTEMS' SUBSIDIARY, ABRAXAS MEDICAL SOLUTIONS, INC., ACQUIRES THE ASSETS OF ACERMED, INC.

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OIS Expands Electronic Medical Records and Practice Management Solutions

SACRAMENTO, Calif., January 9, 2008 -- Ophthalmic Imaging Systems (OIS) (OTC BB: OISI), a leading provider of ophthalmic digital imaging and informatics solutions, announced today that it has acquired substantially all of the assets of AcerMed, Inc., a leading software developer for Electronic Medical Records (EMR) and Practice Management software. The acquisition was done through OIS's newly established subsidiary; Abraxas Medical Solutions, Inc., and was approved by the California Central Bankruptcy Court. Terms of the transaction were not disclosed.

AcerMed has been recognized as a leader in providing comprehensive and advanced EMR and Practice Management software solutions for a wide range of medical practices, from solo practitioners to multi-site, multi-specialty group practices nationwide. The AcerMed suite of software automates the clinical, administrative, and financial operations of a medical office. Paper charting can be virtually eliminated and clinical charting would be done intuitively using a wireless computer pen tablet at the point of care. AcerMed EMR software has been certified by the Center for Certification of Health Information Technology (CCHIT).

Michael A. Bina, AcerMed's former CEO, has been named President of Abraxas. In addition, Abraxas has already signed employment agreements with seven additional employees, all of whom are former AcerMed's employees. Over the course of 2008, OIS anticipates expenses and investments of approximately $2 million related to the funds necessary to expand operations of Abraxas in all departments, including R&D, technical support and sales.

"We are excited to expand upon our current line of informatics offerings through the acquisition of AcerMed's assets and are confident in our ability to further penetrate the growing market for EMR and Practice Management software solutions. This acquisition allows us to broaden our reach into new markets beyond our current offering of informatics platform to ophthalmologists," stated Gil Allon, CEO of Ophthalmic Imaging Systems. "On behalf of the Company, I would like to welcome Mike and his team to OIS."

"We look forward to combining our expertise and experience in the EMR industry with OIS's proven management and financial backing," said Mr. Bina. "We believe that Abraxas' clients will highly benefit from this winning combination, and enjoy best-in-breed EMR and Practice Management software, backed by exemplary service and support. As we expand our operations in 2008, we anticipate leveraging the positive trends favoring electronic solutions versus paper-based solutions."

About AcerMed, Inc.
AcerMed, Inc., headquartered in Irvine, California, provided workflow automation solutions for medical practices nationwide. The company's foundation is built on nearly 20 years of experience in automating small to mid-size practices, from solo-practitioners to multi-site, multi-specialty group practices. AcerMed filed chapter 11 in September of 2007. For more information about AcerMed, visit the company's Web site at www.acermed.com.

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

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